Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corindus Appoints Mark J. Toland as President and Chief Executive Officer

Toland Brings Over 20 Years of Healthcare Industry Operating Experience to Corindus

Waltham, MA - February 24, 2016 - Corindus Vascular Robotics, Inc. ("Corindus" or the "Company") [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today announced that Mark Toland has been appointed Chief Executive Officer and member of the Board of Directors, replacing David Handler who has announced his resignation.

Mr. Toland joins Corindus from Boston Scientific [NYSE: BSX], a global medical technology leader with a significant focus on cardiovascular solutions, where he most recently held the position of Senior Vice President, Corporate Accounts & Global Healthcare Solutions. He brings more than 20 years of operating experience in the cardiovascular medical device industry to Corindus. Mr. Toland spent more than 18 years at Boston Scientific where he led large divisional and corporate teams responsible for U.S. commercial sales and operations across multiple cardiovascular business segments, including Interventional Cardiology, Peripheral, Structural Heart, and Electrophysiology.

"Mark is a highly respected industry veteran with proven leadership skills and an exceptional track record of growing organizations within the interventional cardiovascular industry," said Jeffrey Lightcap, Chairman of the Board of Directors of Corindus. "Mark’s deep cath lab insights and strategic vision will be instrumental to leading Corindus as we build upon our strong foundation and work to capture the significant potential of robotics in the cath lab."

Commenting on his appointment, Mark Toland said, "The global opportunity for precision vascular robotics is tremendous. I am extremely impressed with the Company’s skilled team and unique product offering within large segments of the vascular markets. I am excited to join Corindus and look forward to working with the healthcare community on enhancing patient outcomes while reducing radiation exposure and ergonomic strain to physicians and healthcare providers."

Mr. Lightcap added, "On behalf of the entire Board of Directors and everyone at Corindus, we thank David Handler for his contributions to Corindus which have created a solid foundation for the Company’s future success. Under David’s leadership, Corindus successfully brought the CorPath System® through US regulatory approval and its early commercialization. We wish David the best in his future endeavors."

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted percutaneous coronary interventions (PCIs). The company’s CorPath System is the first FDA-cleared medical device to bring robotic-assisted precision to PCI procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded cockpit to advance stents and guidewires with millimeter-by-millimeter precision. The cockpit allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to radial and complex PCI procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual PCI procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program." For additional information, visit www.corindus.com, and follow @CorindusInc.

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control. Examples of such statements include statements regarding the potential benefits of our CorPath System and robotic-assisted PCI for hospitals, patients and physicians. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. More information on potential factors that could affect Corindus’ financial results is included from time to time in the “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Corindus’ periodic and current filings with the SEC, as well as those discussed under the “Risk Factors” and “Forward Looking Statements” section of Corindus' Annual Report on Form 10-K filed with the SEC on March 30, 2015 and available on Corindus’ website at http://www.corindus.com/about-corindus/investor-relations. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date.

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Media Contacts:

Corindus Vascular Robotics, Inc.
Brett Prince	Yuliya Kutuzava
(508) 653-3335 ext. 231	(203) 504-8230 ext. 131
Brett.prince@corindus.com	corindus@knbpr.com

Lynn Pieper Lewis
(415) 309-5999
ir@corindus.com